EXHIBIT 99.1

Hi-Tech Pharmacal Reports a 29% Sales Increase and a 30% EPS Increase for the Second Fiscal Quarter Ended October 31, 2005

AMITYVILLE, N.Y.--(BUSINESS WIRE)--Dec. 8, 2005--Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and six months ended October 31, 2005.

Second Quarter Results

For the three months ended October 31, 2005, the Company reported net sales of $21.6 million, an increase of 29% from $16.7 million for the same period last year. Net income increased 32% to $3.1 million from $2.3 million and fully diluted earnings per share rose to $0.35 compared to $0.27 for the same fiscal quarter last year.

During the quarter ended October 31, 2005, net sales of generic pharmaceutical products were $17.6 million, an increase of 29% compared to $13.6 million for the same fiscal 2005 period.

Sales for the Health Care Products division, which markets the Company's OTC branded products, increased 18% to $3.0 million for the three months ended October 31, 2005 largely due to sales of the recently acquired Zostrix(R) line of products.

Sales of Naprelan(R) totaled $1.0 million, up from $0.5 million in the comparable period the prior year due to increased prescriptions of the 375 mg strength and an increase in factory sales of the 500 mg strength ahead of an announced price increase.

Six Month Results

For the six months ended October 31, 2005, the Company reported net sales of $37.0 million, an increase of 28% from net sales of $28.9 million for the six months ended October 31, 2004. Net income increased 40% to $4.5 million or $0.51 per fully diluted share for the six months ended October 31, 2005 compared to $3.2 million, or $0.36 per share, for the same period ended October 31, 2004.

Generic pharmaceutical product sales were $31.5 million for the six month period ended October 31, 2005, compared to $24.0 million for the six months ended October 31, 2004, an increase of 31%. The Health Care Products division had net sales of $4.3 million and $4.0 million for the six months ended October 31, 2005 and 2004, respectively, an increase of 6%.

David Seltzer, President and CEO, commented on the results: "We are very pleased with the second quarter results. Our generic business remains strong as we continue to see demand for many of the products launched in recent quarters. In addition, we are pleased with the performance of Naprelan(R) and Zostrix(R). Both brands contributed to our strong growth this quarter."

Hi-Tech currently has eleven products awaiting approval at the FDA. These products target brand sales of over $1.5 billion. In addition to these products awaiting approval at the FDA, Hi-Tech has fifteen products in active development targeting brand sales of over $1.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company's management reiterates its belief that net sales will grow between 15% and 20% for Fiscal Year 2006. The Company's ability to meet the forecast depends on such factors as the timing of new product launches, regulatory approvals, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, the outcome of the SEC staff's investigation and any conclusions reached by the staff which are adverse to the Company, its officers or directors, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

	Six Months		Three Months
	10/31/2005	10/31/2004	10/31/2005	10/31/2004
Net sales	$37,046,000	$28,874,000	$21,619,000	$16,734,000
Cost of goods sold	17,198,000	13,272,000	9,988,000	7,347,000

Gross profit	19,848,000	15,602,000	11,631,000	9,387,000

Selling, general, administrative expenses	11,683,000	8,157,000	6,076,000	4,330,000
Research & product development costs	1,580,000	2,667,000	943,000	1,579,000
Contract research (income)		(25,000)		(25,000)
Interest expense	10,000	12,000	5,000	5,000
Interest (income) and other	(521,000)	(268,000)	(257,000)	(175,000)
Total	$12,752,000	$10,543,000	$6,767,000	$5,714,000

Income before income taxes	7,096,000	5,059,000	4,864,000	3,673,000
Provision for income taxes	2,625,000	1,872,000	1,799,000	1,355,000

Net income	$4,471,000	$3,187,000	$3,065,000	$2,318,000

Basic net earnings per common share	$0.57	$0.40	$0.39	$0.29

Diluted net earnings per common share	$0.51	$0.36	$0.35	$0.27

We Weighted average shares outstanding:
Basic	7,857,000	8,011,000	7,904,000	7,940,000
Effect of potential common shares	974,000	762,000	944,000	739,000
Diluted	8,831,000	8,773,000	8,848,000	8,679,000

CONTACT: Hi-Tech Pharmacal Co., Inc., Amityville
William Peters, 631-789-8228

SOURCE: Hi-Tech Pharmacal Co., Inc.